Exhibit 99.1

Selectica to Consider Allowing Investors to Purchase a Greater Stake in the Company

Company to implement open purchase period to consider waiving Rights Plan limitations

 SAN MATEO, Calif., December 7, 2011 — Selectica (NASDAQ: SLTC), provider of cloud-based sales configuration and contract lifecycle management solutions, today announced that its board of directors has determined that additional share purchases above the limits currently permitted under its Rights Plan may not jeopardize the value of the company’s net operating loss carry forwards (NOLs). Accordingly, the company is implementing a process designed to allow investors who wish to purchase shares above the current plan limits to purchase additional shares.

The company’s current Rights Plan is designed to protect the interests of all stockholders by helping preserve the value of the company’s NOLs. Under the terms of the plan, investors that beneficially own less than 5% of the company’s shares are permitted to acquire up to 4.99% of the company’s shares without triggering the rights. In addition, investors that beneficially owned more than 5% when the plan was amended are permitted to acquire up to an additional 0.5%, subject to a cap of 15% beneficial ownership.

At the same time that the company established these limits in its Rights Plan, the board established an independent committee to periodically evaluate whether stockholders could acquire shares above the plan limits without jeopardizing the value of its NOLs. The Rights Plan also allows the board to exempt stockholders from plan limits on a case-by-case basis, provided that doing so would not jeopardize the value of the NOLs.

The independent board committee has determined that due to recent shifts in the cumulative change of control tax calculation, it may now be possible to exempt investors who wish to increase their ownership level above the plan limit from the operation of the plan without threatening the value of the NOLs. Additionally, the independent board committee has recently received interest from certain large stockholders requesting to increase their level of ownership beyond the limits in the plan.

Accordingly, effective December 15, 2011, the company is implementing an open purchase period in which it will accept Indications of Interest from stockholders who wish to acquire shares above the limits currently permitted by the plan. Investors that wish to submit an Indication of Interest should follow the steps specified at www.selectica.com/indication-of-interest and submit their Indications of Interest at least five trading days prior to the date on which the investor desires to purchase shares.  Upon receipt of Indications of Interest, the independent board committee will determine, in the exercise of its business judgment, whether and on what terms to grant limited exemptions from the rights plan, and will use its reasonable efforts to provide its response within the five-day period. The company reserves the right to modify or cancel the proposed grant of exemptions at any time.  If an exemption is granted, stockholders will be permitted to purchase a number of shares determined by the independent board committee during a three-month period or such other period of time to be determined by the independent board committee; such purchases would be made in the open market at the then-current market price of the company’s stock. There can be no assurance that any stockholders will submit Indications of Interest, be granted an exemption to purchase above plan limits, or, if granted an exemption, purchase additional shares of stock. There can also be no assurance that the company will be able to provide its response within the targeted five-day period. The company makes no recommendation as to whether stockholders should submit an Indication of Interest, or if granted an exemption, purchase additional shares.

“Selectica is committed to being responsive to our stockholders,” said Alan B. Howe, Chairman of the Board of Selectica. “Because of the cushion that has built up in the cumulative change of control tax calculation, we may be able to accommodate additional investors who wish to increase their ownership level above the plan limit, so long as the purchases do not threaten the value of the NOLs. We are pleased to provide this open purchase period to all of our stockholders and other investors seeking a greater opportunity to invest in our company.”

About Selectica, Inc.
Selectica (NASDAQ: SLTC) provides Global 2000 companies with cloud software solutions that help them close business faster, with higher margins and lower risk. More than 100,000 users rely on Selectica applications for guided selling, sales configuration, pricing, quoting, and contract lifecycle management to streamline their sales operations and process over one million new contracts annually. Selectica solutions are used by leaders in technology, healthcare, government contracting, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, CA Technologies, ManTech, and Qwest Communications. For more information, visit www.selectica.com.

Forward Looking Statements
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica's products and services; government policies and regulations, including, but not limited to those affecting the Company's industry; and risks related to the Company's past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company's most recent Form 10-K, filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Todd Spartz
(650) 532-1540
ir@selectica.com

PR Contact:
Jordan McMahon
(650) 532-1520
pr@selectica.com